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                                                                     EXHIBIT 1.1



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The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                              [CHINA MOBILE LOGO]

                        CHINA MOBILE (HONG KONG) LIMITED

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

                                  ANNOUNCEMENT

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     The Company was notified by the relevant regulatory authorities on
25 December 2000 that various telecommunications charges will be adjusted. The adjustments that will affect the Group's business mainly consist of a reduction in digital transmission lines leasing fees, a reduction in domestic long distance calling charges, a reduction in international and Hong Kong, Macau and Taiwan long distance calling charges, the cancellation of the mobile services surcharge of Zhejiang Mobile, Jiangsu Mobile and Henan Mobile and the reduction of the base usage charge of Guangdong Mobile from RMB0.50 per minute to RMB0.40 per minute as a result of the nation-wide policy of mobile services surcharge cancellation. These adjustments will take effect from 1 January 2001 unless postponed due to objective circumstances after obtaining approval from the relevant regulatory authorities. However, except for China Telecommunications Corporation which must implement the above-mentioned adjustments by 1 June 2001, all other telecommunications operators must implement such adjustments by no later than 1 March 2001.

     Assuming that the settlement arrangements currently applicable to domestic and international and Hong Kong, Macau and Taiwan long distance calling charges remain unchanged and based on the types and numbers of digital transmission lines actually leased, the number of subscribers and the actual usage volume recorded by the Group in July, August and September 2000, the Board estimates that the reduction in transmission lines leasing fees and long distance calling charges, the cancellation of the mobile services surcharge of Zhejiang Mobile, Jiangsu Mobile and Henan Mobile and the adjustment to the base usage charge of Guangdong Mobile will lead to a decrease in the Group's profit before tax for a half year period of approximately RMB942 million (equivalent to approximately HK$887 million), representing a decrease of approximately 5.42 per cent. as compared to the Group's pro forma combined profit before tax of RMB17,376 million for the six months ended 30 June 2000. The above calculation has not taken into account the potential benefits to be derived from the possible increases in the number of subscribers and usage which may result from such adjustments, and the resulting revenue growth. The Board believes that such adjustments may reduce the Group's operating expenses and contribute to the Group's revenue growth and development over the longer term.

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     The board of directors (the "Board") of China Mobile (Hong Kong) Limited
(the "Company", together with its subsidiaries, the "Group") announces that the Company was notified by the relevant regulatory authorities on 25 December 2000 that various telecommunications charges will be adjusted. The adjustments that will affect the Group's business mainly consist of a reduction in digital transmission lines leasing fees, a reduction in domestic long distance calling charges, a reduction in international and Hong Kong, Macau and Taiwan long distance calling charges, the cancellation of the mobile services surcharge of Zhejiang Mobile Communication Company Limited ("Zhejiang Mobile"), Jiangsu Mobile Communication Company Limited ("Jiangsu Mobile") and Henan Mobile Communication Company Limited ("Henan Mobile") and the reduction of the base usage charge of Guangdong Mobile Communication Company Limited ("Guangdong Mobile") from RMB0.50 per minute to RMB0.40 per minute as a result of the nation-wide policy of mobile services surcharge cancellation. Zhejiang Mobile, Jiangsu Mobile, Henan Mobile and Guangdong Mobile are all wholly-owned subsidiaries of the Company. These adjustments will take effect from 1 January 2001 unless postponed due to objective circumstances after obtaining approval from the relevant regulatory authorities (the "Effective Date"). However, except for China Telecommunications Corporation, which must implement the above-mentioned adjustments by 1 June 2001, all other telecommunications operators must implement such adjustments by no later than 1 March 2001.

     The estimated financial effects on the Group as set out below in this announcement are only estimates of the Board and have not been audited. Investors are cautioned not to unduly rely on such estimates.

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REDUCTION IN DIGITAL TRANSMISSION LINES LEASING FEES

     The Group leases most of the digital transmission lines (almost all of which are of the two megahertz type) that are currently used by the Group, with an absolute majority of the intra-provincial and local digital transmission lines being leased directly from the subsidiaries of China Telecommunications Corporation, whilst almost all of the inter-provincial long distance transmission lines are leased from the China Telecommunications Corporation through China Mobile Communications Corporation, the parent company of the Company. The Group leases certain transmission lines on the basis of fee schedules laid down by the relevant tariff regulatory authorities. These same fee schedules are also applicable to other telecommunications operators (the "Standard Leasing Tariff"). The level of Standard Leasing Tariff varies according to the types (including capacity and coverage) of transmission lines concerned. In relation to the existing digital transmission lines leased directly from China Telecommunications Corporation, or indirectly through China Mobile Communications Corporation, the Group is allowed a large volume discount of 20 per cent. of the Standard Leasing Tariff. However, according to the terms of the digital transmission lines leasing agreements, if the relevant regulatory authorities revise the Standard Leasing Tariff, the relevant parties will hereafter renegotiate the discount rate.


     From the Effective Date, the Standard Leasing Tariff in respect of two megahertz digital transmission lines will be reduced by an average of 58 per cent. to 81 per cent., depending on coverage. The existing large volume discount of 20 per cent. granted by China Telecommunications Corporation will no longer apply. For illustration purposes only, based on the types and numbers of digital transmission lines actually leased by the Group in July, August and September 2000, the Board estimates that, as a result of the reduction in the Standard Leasing Tariff (but after adjusting for the termination of the large volume discount), the Group may be able to save approximately 52 per cent. in digital transmission lines lease expenses and approximately RMB2,287 million (equivalent to approximately HK$2,153 million) for a half year period.


REDUCTION IN INTERNATIONAL AND HONG KONG, MACAU AND TAIWAN LONG DISTANCE CALLING CHARGES

     From the Effective Date, the billing unit for international and Hong Kong, Macau and Taiwan long distance calls will be shortened from one minute to six seconds. International long distance calling charges will no longer be dependent upon the call destination and will be uniformly adjusted to RMB0.80 for every six seconds. Hong Kong, Macau and Taiwan long distance calling charges will no longer be dependent upon whether the calls originate from the Guangdong province or other provinces, and will be uniformly adjusted to RMB0.20 for every six-second unit.

     Under the existing arrangements, when a Group's subscriber makes an international or a Hong Kong, Macau or Taiwan long distance call, the Group will collect from the subscriber an international or a Hong Kong, Macau or Taiwan long distance calling charge in additional to the base usage charge. The Group will keep RMB0.20 per minute of the long distance calling charges and pay the rest of the long distance calling charges to China Telecommunications Corporation. If a Group's mobile subscriber receives an international or a Hong Kong, Macau or Taiwan long distance call, the Group will generally not participate in the revenue sharing and settlement of the long distance calling charges, except in Beijing, Shanghai and Guangzhou where the international gateways are located. Following the implementation of the various adjustments set out in this announcement, these settlement arrangements will also be correspondingly adjusted. The detailed adjustment standards and timetable will be separately determined by the Ministry of Information Industry. Based on existing applicable settlement arrangements for international and Hong Kong, Macau and Taiwan long distance calling charges, the Group collects RMB0.20 per minute from the international and Hong Kong, Macau and Taiwan long distance calling charges. The reduction in international and Hong Kong, Macau and Taiwan long distance calling charges is not expected to have a significant direct impact on the Group's profit.


REDUCTION IN DOMESTIC LONG DISTANCE CALLING CHARGES

     From the Effective Date, the billing unit for domestic long distance calling charges will be shortened from one minute to six seconds. Domestic long distance calling charges will be uniformly adjusted from the existing four levels of charges at RMB0.50, RMB0.60, RMB0.80 and RMB1.00 per minute to RMB0.07 for every six-second unit.

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     Where applicable, the Group collects domestic long distance calling charges in addition to the base usage charges. The Group and China Telecommunications Corporation have entered into interconnection agreements to provide for revenue sharing and settlement of domestic long distance calling charges. Following the implementation of the various adjustments set out in this announcement, these settlement arrangements will also be correspondingly adjusted. The detailed adjustment standards and timetable will be separately determined by the Ministry of Information Industry. For illustration purposes only, based on the existing settlement arrangements applicable to domestic long distance calling charges and based upon the actual usage volume recorded by the Group in July, August and September 2000, the Board estimates that the Group's profit before tax will be reduced by approximately RMB926 million (equivalent to approximately HK$872 million) as a result of the reduction in domestic long distance calling charges for a half year period. The above calculation has not taken into account the potential benefits to be derived from the possible increases in usage and revenue, which may result from the reduction in domestic long distance calling charges. Although the Group's revenue will be reduced in the short term as a result of the reduction in the domestic long distance calling charges, the Board believes that the reduction in domestic long distance calling charges may increase telecommunications usage, thereby contributing to the Group's revenue growth over the longer term.


CANCELLATION OF MOBILE SERVICES SURCHARGES

     Subscribers of the Group's mobile services pay standard base usage charges of RMB0.40 per minute, and in addition, Zhejiang Mobile and Jiangsu Mobile collect a surcharge of RMB0.10 per minute, whilst Henan Mobile collects a surcharge of RMB0.08 per minute. Subscribers of the Group's mobile services also pay a standard monthly fee of RMB50, in addition, Henan Mobile collects a monthly surcharge of RMB10.

     From the Effective Date, the above-mentioned surcharges collected by Zhejiang Mobile, Jiangsu Mobile and Henan Mobile will be cancelled. As a result of the nation-wide policy of mobile services surcharge cancellation, the base usage charge of Guangdong Mobile will be adjusted from RMB0.50 per minute to RMB0.40 per minute, while the intra-provincial roaming usage charge will remain at RMB0.50 per minute. For illustration purposes only, according to the actual usage volume recorded by and the number of subscribers of Guangdong Mobile, Zhejiang Mobile, Jiangsu Mobile and Henan Mobile in July, August and September 2000, the Board estimates that such adjustments will lead to a reduction in the Group's revenue of approximately RMB2,303 million (equivalent to approximately HK$2,169 million) for a half year period. The above calculation has not taken into account the potential benefits to be derived from the possible increases in the number of subscribers and usage which may result from such adjustments, and the resulting revenue growth. Although the adjustments will reduce the Group's revenue in the short term, the Board believes that they may strengthen the Group's market competitiveness in terms of pricing, consolidate the Group's existing contract subscriber base while at the same time significantly enhance new subscriber growth, leading to a further expansion of the Group's subscriber base and increase in the telecommunications usage volume. In addition, this could lead to a further widening of the price differential between the contract service business and the pre-paid service business of the Group, enhancing market segmentation, product differentiation and business design, and resulting in greater effectiveness in business management. This may thereby contribute to the Group's revenue growth and development over the longer term.

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NOTICE RELATING TO OTHER CHARGES

     According to the notice of the relevant regulatory authorities, the Group may, as market conditions warrant, independently determine certain charges for those telecommunications services where sufficient competition has already developed. These include charges for IP phone service charges, and charges for value-added telecommunications services such as subscriber transfer, call forwarding, caller number display and short messaging service.


EFFECT OF REDUCTION IN TRANSMISSION LINES LEASING FEES, ADJUSTMENTS OF LONG DISTANCE CALLING CHARGES AND CANCELLATION OF MOBILE SERVICES SURCHARGE ON THE GROUP

     Assuming that the settlement arrangements currently applicable to domestic and international and Hong Kong, Macau and Taiwan long distance calling charges remain unchanged and based on the types and numbers of digital transmission lines actually leased, the number of subscribers and the actual usage volume recorded by the Group in July, August and September 2000, the Board estimates that the reduction in transmission lines leasing fees and long distance calling charges, the cancellation of the mobile services surcharge of Zhejiang Mobile, Jiangsu Mobile and Henan Mobile and the adjustment to the base usage charge of Guangdong Mobile will lead to a decrease in the Group's profit before tax for a half year period of approximately RMB942 million (equivalent to approximately HK$887 million). This represents a decrease of approximately 5.42 per cent. as compared to the pro forma combined profit before tax (combining the results of the Company together with its existing 13 operating subsidiaries) of RMB17,376 million for the six months ended 30 June 2000 as set out in the Company's prospectus dated 1 November 2000. The above calculation has not taken into account the potential benefits to be derived from the possible increases in the number of subscribers and usage which may result from such adjustments, and the resulting revenue growth.

     The Board believes that the reduction in transmission lines leasing fees may reduce the Group's operating expenses, and that the reduction in long-distance calling charges, the cancellation of the mobile services surcharge and the adjustment to the base usage charge of Guangdong Mobile may strengthen the Group's market competitiveness in terms of pricing, consolidate the Group's existing contract subscriber base while at the same time significantly enhance new subscriber growth, thereby leading to a further expansion of the Group's subscriber base and increase in telecommunications usage volume. In addition, this could lead to a further widening of the price differential between the contract service business and the pre-paid service business of the Group, enhancing market segmentation, product differentiation and business design, and resulting in greater effectiveness in business management. This may thereby contribute to the Group's revenue growth and development over the longer term. The policy that allows for the Group to independently determine charges for IP phone and certain value-added services is an indication that the regulation of the information industry market of the PRC is becoming more market-oriented. As a result of such policy, the Company can formulate different business development strategies to address the different needs of the markets. This will enhance the flexibility and effectiveness of the business management and is beneficial to the development of the Company. In general, the Board also believes that the reduction in transmission lines leasing fees, long-distance calling charges, the cancellation of the mobile services surcharge and the adjustment to the base usage charge of Guangdong Mobile may promote the growth of the PRC mobile communications market and be beneficial to the long-term development of the Group and the PRC information industry.

     IN THE MEANTIME, INVESTORS ARE ADVISED TO EXERCISE CAUTION IN DEALING IN THE SECURITIES OF THE COMPANY.



                                                      By order of the Board
                                                CHINA MOBILE (HONG KONG) LIMITED
                                                           WANG XIAOCHU
                                                             Chairman

Hong Kong, 27 December 2000

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